UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HAMSON, MICHAEL S
   GROUND FLOOR
   128 JOLIMONT ROAD
   JOLIMONT, VIC  3002
   AUSTRALIA
2. Issuer Name and Ticker or Trading Symbol
   NEWMONT MINING CORPORATION
   NEM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   5/31/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $1.60 par val|5/15/0|J (1|V|889               |A  |$28.11     |889                |D     |                           |
ue                         |2     |)   | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |4,943 (2)          |D     |                           |
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                           |      |    | |                  |   |           |4,800 (2) (3)      |I     |By Hillsteam Pty Ltd       |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Award of 889 shares pursuant to Issuer's 2000 Non-Employee Directors Stock Plan.
(2) Mr. Hamson holds 97,434 Australian CHESS Depositary Interests ("CDIs"). The CDIs evidence beneficial ownership of shares of the Registrant's common stock on a ten-for-one basis.
(3) Hillstream Pty Ltd is controlled by Mr. Hamson's
spouse.
(4) Michael S. Hamson has executed a Power of Attorney, a copy of which has been previously filed, that authorizes Britt D. Banks to sign this Form 4 on his
behalf.
SIGNATURE OF REPORTING PERSON
Michael S. Hamson by Britt D. Banks, Attorney-in-Fact (4)
DATE
June   , 2002